GUARANTY
of
PDI, INC.
This Guaranty, dated as of August 13, 2014 (this “Guaranty”), is made by PDI, Inc., a Delaware corporation (“Guarantor”), in favor of Asuragen, Inc., a Delaware corporation (“Asuragen”). Capitalized terms not defined in this Guaranty shall have the meanings given to them in the Asset Purchase Agreement.
1.Guaranty. Guarantor hereby irrevocably (a) guarantees, as primary obligor and not merely as surety, the full and prompt payment of any and all monetary obligations and damages and the due and prompt performance of all covenants, agreements, obligations and liabilities for which Interpace Diagnostics, LLC (“Interpace”), a wholly-owned subsidiary of Guarantor, is or becomes liable to Asuragen, under or in connection with a certain Asset Purchase Agreement, dated August 13, 2014 (the “Asset Purchase Agreement”) and the Ancillary Agreements by and between Interpace and Asuragen (collectively, the “Obligations”) and (b) agrees to pay any and all reasonable expenses (including reasonable legal expenses and reasonable attorneys’ fees) incurred by Asuragen in successfully enforcing any rights under this Guaranty.

2.Unconditional Guaranty. Subject to Section 4 of this Guaranty, the obligation of Guarantor under this Guaranty shall be primary, direct, immediate, unconditional and absolute and, without limiting the generality of the foregoing, shall in no way be released, discharged or otherwise affected by:
a.any extension of time for the payment of the Obligations, modification or amendment of the terms of the Asset Purchase Agreement or any Ancillary Agreement or any forebearance as to time or performance or failure by Asuragen to proceed promptly with respect to the Obligations or this Guaranty; or
b.any change in the corporate existence, structure or ownership of Interpace or Guarantor, or any insolvency, bankruptcy, reorganization, dissolution, liquidation, arrangement, assignment for the benefit of creditors or other similar proceeding against Interpace or its assets or any resulting release or discharge of any of the Obligations.

3.Waiver. Guarantor hereby unconditionally and irrevocably waives:
a.diligence, presentment, demand for payment or performance, protest and notice of nonpayment or dishonor and all other notices and demands whatsoever relating to the Obligations or the requirement that Asuragen proceed first against Guarantor’s Affiliates, or any other Person to collect payment or enforce performance of the Obligations or otherwise exhaust any right, power or remedy under the Asset Purchase Agreement, any Ancillary Agreement or any other agreement giving rise to any such Obligations to collect payment or enforce performance of the Obligations before proceeding hereunder; and
b.all suretyship defenses including all defenses based upon any statute or rule of law that provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal.

4.Interpace Rights and Defenses. Notwithstanding anything to the contrary in Section 2 of this Guaranty, Guarantor may assert against Asuragen any rights and defenses to the Obligations that Interpace would be entitled to assert against Asuragen in any action brought by Asuragen against Interpace in respect of the Obligations.

5.Action Against Guarantor. In the event of a default by Interpace under the Asset Purchase Agreement or any Ancillary Agreement, Asuragen shall have the right to proceed immediately thereafter against Guarantor for payment or performance, as applicable, of the Obligations without being required to make any demand upon, bring any proceeding, exhaust any remedies against or take any other action of any kind against

Interpace. Guarantor hereby waives notice of acceptance of this Guaranty, presentment, demand of payment, protest and notice and any right or claim of right to cause a marshaling of the assets of Interpace.

6.Subrogation. Guarantor shall not exercise any rights against Asuragen or its Affiliates or Interpace which Guarantor may acquire by way of subrogation, reimbursement, exoneration, contribution, indemnity, applicable law or otherwise, by any payment made under this Guaranty until all of the Obligations shall have been paid in full and until the earlier of one (1) year after payment in full or the period during which any payment by Interpace or Guarantor is or may be subject to avoidance or refund under any applicable bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or other law relating to the relief of debtors of any jurisdiction shall have expired.

7.Representations and Warranties. Guarantor represents and warrants to Asuragen that:
a.Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, has all corporate powers and all material governmental licenses, authorizations, consents and approvals to carry on its business as now conducted;
b.the execution, delivery and performance by Guarantor of this Guaranty and the transactions contemplated by this Guaranty are within its corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a material default under, any provision of applicable law or regulation or of its organization and other constitutive documents or of any material agreement, judgment, injunction, order, decree or other instrument binding upon it or result in the creation or imposition of any lien or other encumbrance on any of its assets;
c.the execution and delivery of the Asset Purchase Agreement and the Ancillary Agreements is, and the consummation of the Transactions will be, of direct interest, benefit and advantage to Guarantor; and
d.this Guaranty constitutes a valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms.

8.Reinstatement of Guarantor’s Obligations. If at any time any payment of any of the Obligations is rescinded or is otherwise required by applicable law to be returned by Asuragen upon the insolvency, bankruptcy, reorganization, dissolution, liquidation, arrangement, assignment for the benefit of creditors or other similar proceeding of Interpace, or otherwise, then Guarantor’s obligations under this Guaranty with respect to such payment shall be reinstated as though such payment had been due but not been made.

9.Notices. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Guaranty (each, a “Notice”) shall be in writing, shall refer specifically to this Guaranty and shall be deemed given only if delivered by hand or sent by facsimile transmission (with transmission confirmed) or by overnight registered mail, courier or express delivery service that maintains records of delivery, addressed to the parties at their respective addresses specified below or to such other address as the party to whom notice is to be given may have provided to the other party at least 10 days prior to such address taking effect in accordance with this Section 8. Such Notice shall be deemed to have been received: (a) as of the date delivered by hand or by overnight registered mail, courier or express delivery service; or (b) on the day sent by facsimile provided that the sender has received confirmation of transmission (by facsimile receipt confirmation or confirmation by telephone or email) prior to 6:00 p.m. Eastern Time on such day (and if confirmation is received after 6:00 p.m. Eastern Time, such Notice shall be deemed to have been delivered on the following business day). Any Notice delivered by facsimile shall be confirmed by a hard copy delivered promptly thereafter.

Address for Notice.
If to Asuragen, Inc., to:
Asuragen, Inc.
2510 Woodward St., Suite 100

Austin, Texas 78744
Facsimile: (512) 681-5201
Attention: Senior Vice President & General Counsel

with a copy (which shall not constitute notice) to:
Covington & Burling LLP
1201 Pennsylvania Avenue, N.W.
Washington, DC 20004
Facsimile: (212) 841-1010
Attention: Jack S. Bodner and John A. Hurvitz

If to PDI, Inc., to:
PDI, Inc.
Morris Corporate Center 1, Building A
300 Interpace Parkway
Parsippany, NJ 07054
Facsimile: (862) 207-7810
Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Pepper Hamilton LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103
Facsimile: (215) 981-4750
Attention: Steven J. Abrams, Esq.
10.Remedy. Guarantor acknowledges and agrees that the rights of Asuragen under this Guaranty are of a specialized and unique character and that immediate and irreparable damage will result to Asuragen if Guarantor fails to or refuses to perform its obligations under this Guaranty and, notwithstanding any election by Asuragen to claim damages from Guarantor as a result of any such failure or refusal, Asuragen is, in addition to any other remedies and damages available, entitled to injunctive or other equitable relief (including specific performance) in a court of competent jurisdiction to restrain any such failure or refusal, and Guarantor hereby waives any requirement for Asuragen to post any bond or other security. No single exercise of the foregoing remedy shall be deemed to exhaust Asuragen’s right to such remedy, but the right to such remedy shall continue undiminished and may be exercised from time to time as often as Asuragen may elect.

11.Severability. If any court holds that any provisions of this Guaranty as applied to any part or to any circumstances is invalid or unenforceable, such holding shall in no way affect any other provision of this Guaranty, the application of such provision in any other circumstances or jurisdictions or the validity or enforceability of this Guaranty. Asuragen and Guarantor intend this Guaranty to be enforced as written. If any provision, or part thereof, however, is held to be unenforceable because of the scope or duration thereof or the area covered thereby, Asuragen and Guarantor agree that the court making such determination shall have the power to reduce the scope, duration and/or area of such provision, and/or to delete specific words or phrases and in its reduced form such provision shall then be enforceable.

12.No Benefit to Third Parties. The covenants and agreements set forth in this Guaranty are for the sole benefit of the Asuragen and Guarantor and their respective successors and permitted assigns, and they shall not be construed as conferring any rights on any other persons.

13.Amendment. This Guaranty may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by both parties.

14.Waiver. Any term or condition of this Guaranty may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition.

15.Construction. Except where the context otherwise requires, wherever used, the singular includes the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The captions of this Guaranty are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Guaranty or the intent of any provision contained in this Guaranty. The term “including” as used herein does not limit the generality of any description preceding such term. The language of this Guaranty shall be deemed to be the language mutually chosen by the parties and no rule of strict construction shall be applied against either party. Unless otherwise specified or where the context otherwise requires, (a) references in this Guaranty to any Section are references to such Section of this Guaranty; (b) references in any Section to any clause are references to such clause of such Section; (c) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Guaranty refer to this Guaranty as a whole and not to any particular provision of this Guaranty; (d) references to a person are also to its permitted successors and assigns; (e) references to a law include any amendment or modification to such law and any rules or regulations issued thereunder, in each case, as in effect at the relevant time of reference thereto; and (f) references to any agreement, instrument or other document in this Guaranty refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto.

16.Governing Law. This Guaranty shall be governed by and construed in accordance with the Laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Guaranty to the substantive law of another jurisdiction.

17.Entire Agreement. This Guaranty is a final expression of Guarantor’s agreement to guarantee the Obligations and is a complete and exclusive statement of the terms of such agreement, superseding all other agreements, discussions or understandings with respect to Guarantor’s guarantee of the Obligations.

18.Unsecured and Unsubordinated Obligations. This Guaranty is unsecured and ranks pari passu with all other unsecured and unsubordinated obligations of Guarantor.
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IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be duly executed this 13th day of August, 2014.
PDI, INC.

By:
Name: _________________________________
Title: __________________________________